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Exhibit (l)

                                     FORM OF
                               PURCHASE AGREEMENT

The BB&T Variable Insurance Funds (the "Trust"), a Massachusetts business trust and BB&T Asset Management, Inc. ("BB&T Asset Management"), a wholly-owned subsidiary of BB&T Corporation, hereby agree with each other as follows:

1. The Trust hereby offers BB&T Asset Management and BB&T Asset Management hereby purchases _______ units of beneficial interest of BB&T VIF Total Return Bond Fund (such units of beneficial interest being herein after collectively known as "Shares") at a price of $_______ per Share. BB&T Asset Management hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from BB&T Asset Management of funds in the amounts of $100,000 in full payment for the Shares.

2. BB&T Asset Management represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

3. The names "BB&T Variable Insurance Funds and "Trustees of BB&T Variable Insurance Funds" refer respectively to the Company created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of November 8, 2004 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "BB&T Variable Insurance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Company personally, but bind only the assets of the Company, and all persons dealing with any series of shares of the Company must look solely to the assets of the Company belonging to such series for the enforcement of any claims against the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the
___ day of ______________, 2005.

                                       BB&T VARIABLE INSURANCE FUNDS

                                       By: ________________________________
                                       Name: ______________________________
                                       Title: _______________________________

                                       BB&T ASSET MANAGEMENT, INC.

                                       By: ________________________________
                                       Name: ______________________________
                                       Title: _______________________________